Exhibit 21.1

LIST OF SUBSIDIARIES OF FRANK'S INTERNATIONAL N.V.

Entity	Jurisdiction

Blackhawk Specialty Tools, LLC	Texas, USA
FI Oilfield Services Canada ULC	Alberta, Canada
Frank's Canada Holding B.V.	The Netherlands
Frank's Eiendom AS	Norway
Frank's International (B.V.I.) Limited	British Virgin Islands
Frank's International (Bermuda) Ltd	Bermuda
Frank's International (Gibraltar) Limited	Gibraltar
Frank's International Americas B.V.	The Netherlands
Frank's International AS	Norway
Frank's International Brasil Ltda	Brazil
Frank's International C.V.	The Netherlands
Frank's International Cooperatief U.A.	The Netherlands
Frank's International ITL, Ltd.	British Virgin Islands
Frank's International Limited	United Kingdom
Frank's International LP B.V.	The Netherlands
Frank's International Middle East (BVI) Ltd	British Virgin Islands
Frank's International Middle East FZCO	United Arab Emirates
Frank's International Middle East LLC	United Arab Emirates
Frank's International Oilfield Services (Nigeria) Limited	Nigeria
Frank's International Operations B.V.	The Netherlands
Frank's International Tubular Products Limited	British Virgin Islands
Frank's International Venezuela S.C.A.	Venezuela
Frank's International West Africa (BVI) Limited	British Virgin Islands
Frank's International, LLC	Texas, USA
Frank's Logistic Singapore Pte Ltd	Singapore
Frank's Rawabi (S.A.) Ltd	Saudi Arabia
Integrated Services (Intl) Limited	United Kingdom
Oilfield Equipment Rentals B.V.	The Netherlands
Oilfield Equipment Rentals Limited	Dubai / Jebel Alie Free Zone
PT Frank's Indonesia	Indonesia
Selaut Oil Tools Services Sdn. Bhd	Malaysia